Date: 01/24/2017
Receipt Number: 6739289
Amount Paid: $37.00

RECEIVED
JAN 2 4 2017
Utah Div. Of Corp. & Comm. Code

JAN 24'17 AM11:39

State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

Entity Number: 824181-0142

AMENDMENT

Non-Refundable Processing Fee: $37.00

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: Agora Holdings, Inc.
2. The date the following amendment(s) was adopted: December 20, 2016
3. If changing the corporation name, the new name of the corporation is: ______
4. The text of each amendment adopted (include attachment if additional space needed):

Effective as of January 20, 2016, the Corporation's issued and outsatnding shares are reverse split on a 1 for 10 basis, so that each 10 shares of common stock, par value $0.001 outstanding prior to the reverse split shall become one share of common stock, par value $0.001 after the reverse split. The shares of common stock now issued and outstading will thereby be reduced from 121,232,883 to 12,123,152. Fractional shares will be rounded down to the next whole share. The reverse stock split was approved by the Corporation's board of directors, as well as by the majority shareholders of the Corporation. Shareholders holding 70,000,000 shares of common stock voted for the reverse split.

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: ______
6. Indicate the manner in which the amendment(s) was adopted (mark only one):

☐ Adopted by Incorporators or Board of Directors – Shareholder action not required.

☑ Adopted by Shareholders – Number of votes cast for amendment was sufficient for approval.

7. Delayed effective date (if not to be effective upon filing) ______ (*not to exceed 90 days*)

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: [signature]

Title: President

Date: January 20, 2017

Under GRAMA {63-2-201}, all registration information maintained by the Division is classified as public record. For confidentiality purposes, you may use the business entity physical address rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html Division's Website: www.corporations.utah.gov

01/14

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed and approved on this 24 day of Jan 20 17
In this office of this Division and hereby issued
This Certificate thereof.

Examiner [signature] Date 1-26-17

[signature]
Kathy Berg
Division Director